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                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

For further information, please contact:

Business Press and Investors:                              Entertainment Press:
Tom Andrus                                                      Melissa Hufjay
(972) 892-3506                                                  (310) 201-8894

                  SILVER CINEMAS INTERNATIONAL, INC. FILES FOR
              CHAPTER 11 REORGANIZATION AND RECEIVES COMMITMENT FOR
                  $50 MILLION IN DEBTOR-IN-POSSESSION FINANCING

DALLAS - May 16, 2000 - Silver Cinemas International, Inc. announced today that it and its wholly-owned subsidiaries, Silver Cinemas, Inc., Landmark Theatre Corp. and Landmark Theatre USA, Inc., have filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. The filing took place in the United States Bankruptcy Court for the District of Delaware in Wilmington, Delaware. As part of the reorganization, the company announced that it had received a commitment from Foothill Capital Corporation to provide $50 million in debtor-in-possession financing.
         "The Chapter 11 filing is an important step in our company's plan to address the financial challenges facing Silver Cinemas. We initiated the reorganization process in order to restructure certain debt and lease obligations. The debtor-in-possession facility

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Silver Cinemas Release
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will provide working capital to finance the company's ongoing operations and finance the capital expenditures for theaters under construction" said President and Chief Executive Officer Larry D. Hohl. "We do not expect the Chapter 11 proceedings to negatively impact our ability to continue to provide a high level of customer service to our customers. At the time of the bankruptcy filing, the company was on current terms with its most important trade vendors. Our goal is to emerge from bankruptcy as a financially strong film exhibition company focused on growing the art film segment and maximizing the potential of our discount film segment."

         Silver Cinemas International, Inc. is a Dallas-based motion picture exhibitor, which operates 84 theaters in 17 states, including 52 theaters run by Landmark Theatres, a wholly-owned subsidiary of Silver and the nation's largest art film exhibitor.

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Certain matters discussed within this press release may constitute
"forward-looking statements" within the meaning of the federal securities laws. Although Silver Cinemas International, Inc. believes the statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation, general economic conditions, satisfaction of certain limitations on future borrowings, and other risks detailed from time to time in filings of Silver Cinemas International, Inc. with the Securities and Exchange Commission, including those on Form 10-K for the year ended December 31, 1999 and other periodic filings under the Securities Exchange Act of 1934, as amended.



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